CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-153085 on Form N-6 of our report dated March 19, 2014 related to the financial statements of Pacific Life & Annuity Company as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 17, 2014